As Filed with the Securities and Exchange Commission on January 29, 2007

Registration No. 333-118592

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EMERSON ELECTRIC CO.

(Exact name of registrant as specified in its charter)

MISSOURI	43-0259330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8000 West Florissant Ave.

St. Louis, Missouri 63136

(Address, including zip code, of registrant’s principal executive offices)

ISE PROFIT SHARING RETIREMENT PLAN

(Full title of the Plan)

Timothy G. Westman

Vice President, Associate General Counsel and Assistant Secretary

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, Missouri 63136

(314) 553-3822

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-118592) (the “Registration Statement”) of Emerson Electric Co. (the “Registrant”), which was filed with the Securities and Exchange Commission on August 27, 2004. The Registration Statement registered 500,000 additional shares of the Registrant’s common stock, $0.50 par value per share (“Common Stock”), the related preferred stock purchase rights and an indeterminate amount of interests which were to be offered and sold to eligible employees pursuant to the ISE Profit Sharing Retirement Plan (the “Plan”).

Effective as of January 1, 2007, the Plan was amended and the assets held by the Plan were transferred to other employee benefit plans sponsored by the Registrant. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to deregister the 1,407,154 shares of Common Stock, the related preferred stock purchase rights and the plan interests which remained unsold as of January 1, 2007.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on January 29, 2007.

EMERSON ELECTRIC CO.

/s/ Timothy G. Westman
Name: Timothy G. Westman.
Title: Vice President, Associate General Counsel and Assistant Secretary

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on January 29, 2007.

ISE PROFIT SHARING RETIREMENT PLAN

/s/ Jan L. Bansch
Name: Jan L. Bansch
Title: Plan Administrator